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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Erickson                 Mark                      A.
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   (Last)               (First)                 (Middle)

14 Inverness Drive East, Building H, Suite 236
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                                    (Street)

Englewood                               CO                        80112
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   (City)                           (State)                       (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

02/01/01
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

San Joaquin Resources, Inc. -- SJQR
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                                   President
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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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Common Stock                              2,305,640 (1)<F1>             D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities  Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Stock Options            01/02/01   01/02/11        Common Stock           1,000,000        $1.00           D
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Explanation of Responses:

[FN]
<F1>
(1) On January 31, 2001, San Joaquin Resources, Inc., signed a definitive agreement to acquire Pannonian Energy, Inc., a company with which Mr. Erickson is affiliated as a shareholder. Under the terms of the definitive agreement, Mr. Erickson's shares in Pannonian will be converted into shares of San Joaquin, resulting in the number of shares of San Joaquin reported above. Mr. Erickson takes the conservative position that the rights he has to receive the San Joaquin shares under all the current circumstances meet the definition of beneficial ownership for reporting purposes.


/s/  MARK A. ERICKSON                                          02/01/01
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


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